Exhibit 99.1

Letter to
Shareholders

Q1 2023 | May 2, 2023

First Quarter 2023 Financial Highlights

•	Total Revenue declined 1% over the prior year quarter to $787 million. On a foreign exchange (“FX”) neutral (“FXN”) basis, Total Revenue was $822 million, up 3% over the prior year quarter.	•	RPP increased 2% over the prior year quarter to $16.26, up 6% FXN.

		•	Operating income was $198 million, a decrease of 5% over the prior year quarter, representing an operating margin of 25%.

•	Direct Revenue declined 1% (up 3% FXN) over the prior year quarter to $774 million.

		•	Adjusted Operating Income was $263 million, a decrease of 4% over the prior year quarter, representing an Adjusted Operating Income Margin of 33%.

•
Tinder Direct Revenue was flat (up 4% FXN), while all other brands collectively were down 3% (up 1% FXN) over the prior year quarter. Within other brands, Hinge Direct Revenue was up 27% (up 30% FXN) versus the prior year quarter.

		•	Operating Cash Flow and Free Cash Flow were $120 million and $101 million, respectively, year-to-date through March 31, 2023.

•	Payers declined 3% to 15.9 million compared to the prior year quarter.

See reconciliations of GAAP to non-GAAP measures starting on page 24.

2

Dear Shareholders,
Nearly a year has gone by since we started working together and we wanted to outline our accomplishments to date and the opportunities that lie ahead.
Our primary focus has been on Tinder – in particular, improving organizational dynamics and product and marketing execution. We’ve aligned the team around one product vision and are developing plans for sustainable long-term growth. While not yet easily visible in the business’s financial results, we’re seeing early signs in April that the changes are leading to greater momentum, which should position Tinder to exit 2023 with much improved financial performance and bright prospects going forward.
Hinge continues to shine, with a strong brand story, innovative product features, and plenty of runway on monetization. Having grown to over one million Payers primarily in English-speaking markets, we’re now seeing terrific momentum in Europe and are continuing to invest to expand Hinge globally.
To drive accountability and collaboration, we’ve flattened the organizational structure and combined similar businesses under one leadership team. This has led to the identification of opportunities to reduce duplication and better leverage our existing resources, especially at our Evergreen brands. We’re also planting the seeds of future growth across Asia and in our Emerging brands, including an exciting new app to be launched in the U.S. this summer.
We’re focused on innovation to drive long-term growth. We’ve added a new Chief Technology Officer to work with our teams to leverage our extensive experience in the category to find new concepts and technologies that drive stronger new user adoption and increased monetization. We’re leaning in on AI, where we believe developments could transform the dating experience, much like the shift to mobile transformed our business in the early 2010s, leading to the advent of Tinder.
We operate a highly profitable and cash flow generative business. Our capital allocation priorities are to invest appropriately in the business, to maintain a strong balance sheet, and to pursue compelling acquisition opportunities. Given our significant levels of cash flow, we expect to return at least half to shareholders over the next few years, and our Board has authorized a new $1 billion share buyback program to do so. We’re confident that as our momentum continues to build, we will exit 2023 as a solidly growing business. We believe this combination of capital return and growth should provide very attractive total shareholder returns.

Bernard Kim (“BK”)	Gary Swidler
Chief Executive Officer	President & Chief Financial Officer

3

Business Trends
Q1 2023 Performance
In the first quarter, Total Revenue was $787 million, down 1% year-over-year (“Y/Y”), driven by a 3% decline in Payers, partially offset by a 2% increase in RPP. On an FXN basis, Total Revenue was $822 million, up 3% Y/Y. Negative Y/Y FX impacts in the quarter were $35 million, $7 million greater than we expected at the time of our last earnings call.
Tinder® Direct Revenue of $441 million was flat Y/Y (up 4% FXN), driven by relatively flat Y/Y Payers and RPP, which were 10.7 million and $13.80 for the quarter, respectively. On a sequential basis, Tinder Payers declined ~175 thousand. Revenue initiatives, which were released late in the quarter, began to contribute as expected, offset by softer than anticipated new user trends. Y/Y subscriber revenue growth remains solid, while á la carte revenue continues to be impacted by macroeconomic factors.
Hinge® Direct Revenue grew 27% Y/Y (up 30% FXN) driven by both double-digit Payers and RPP growth. Q1 Payers exceeded one million and RPP exceeded $25. Hinge continued to drive revenue across English-speaking markets while building momentum in Continental Europe. The new subscription tiers were a limited contributor to Q1 revenue given their recent introduction, but we expect them to contribute incrementally more throughout the year.
Match Group Asia (“MG Asia”) Direct Revenue declined 13% Y/Y (down 3% FXN), as continued growth at Azar® was more than offset by declines at Pairs™ and Hakuna®.
Evergreen & Emerging (“E&E”) Direct Revenue was down 8% Y/Y (down 6% FXN) as we continued to reduce marketing spend at our Evergreen brands, leading to continued, but moderating, revenue declines in these brands. Our Emerging brands’ Direct Revenue continued to grow more than 50% collectively, consistent with our expectations.
Our Q1 Operating Income was $198 million, down 5% Y/Y, representing a margin of 25%. Selling and marketing spend, including stock-based compensation (“SBC”) expense, was down $15 million, or 10% Y/Y, and declined as a percentage of Total Revenue by 2 points to 17%. We increased marketing spend at Hinge, as its international expansion continued, and modestly increased it at Tinder. These increases were more than offset by decreases at nearly all other brands. Product and development costs, including SBC expense, rose 25% Y/Y, mainly due to late 2021 / early 2022 hiring at Tinder and ongoing hiring at Hinge, rising approximately 2 points as a percentage of Total Revenue to 12%. Cost of revenue, including SBC expense, was up 2% Y/Y, but essentially flat as a percentage of Total Revenue at 30%. We saw live streamer payment costs decline, but IAP fees increased 1.5 points Y/Y as a percent of Total Revenue, including the $8 million paid into escrow related to the Google litigation.
Our Q1 Adjusted Operating Income (“AOI”) was $263 million, down 4% Y/Y, representing a 33% margin. We incurred approximately $4 million in severance and similar costs during the quarter. Despite a Total Revenue shortfall versus our expectations at our last earnings call, AOI exceeded our expectations, as we achieved stronger expense discipline in the quarter than expected.

4

TINDER
Tinder is executing well against its 2023 priorities. The business is making clear progress on improving new feature velocity and is set up well for further product feature introductions as the year progresses, which we expect to help increase long-term user and revenue growth. In Q1, the team accomplished its first two key tactical goals: begin to roll out new weekly subscription packages and price optimizations to drive incremental revenue; and roll out a global marketing campaign to begin resetting Tinder’s brand narrative.
Weekly Subscriptions and Pricing Optimizations Introduced
Tinder recently expanded its test of weekly subscription packages into several additional markets, including the U.S. at the end of March. Tinder also began optimizing pricing across its subscription tiers in several markets, including the U.S., to bring its pricing much more in line with the market, though still below other key competitors. Both initiatives are leading to increased revenue, but still haven’t hit full throttle yet and are expected to help drive meaningful incremental revenue as 2023 progresses. While we’re cognizant that pricing actions such as these reduce Payer conversion, our focus is always on maximizing revenue and we’re willing to accept lower Payer growth to achieve higher overall revenue. In Q2 we plan to further test and roll out weekly subscription packages across other markets and implement further price optimizations globally.

5

First Steps to Re-establish Tinder’s Brand Narrative
In late February, Tinder launched its first global marketing campaign, It Starts with a Swipe™. For years, Tinder has largely relied on virality and has made limited investments in building a resonant brand narrative, which we believe has negatively impacted brand perception and new user growth. The new campaign aims to counteract these trends by broadening Tinder’s overall appeal through highlighting Tinder’s vast relationship possibilities. The bold and inclusive campaign is aimed at Gen Z and, in particular, younger women.
The campaign is underway in many key countries, including the U.S. and U.K., and is focused on out-of-home, streaming, and social media platforms. The campaign includes partnerships with influencers who share their personal Tinder success stories. We’re seeing initial signs of Tinder brand perception improving, especially among young women.

It Starts with a Swipe is the first in a multi-phased, long-term effort to redefine Tinder’s brand. After a strong start with the new campaign, Tinder marketing efforts will increasingly focus on highlighting new product innovations and seek to increase virality, which we expect to drive efficiencies in marketing spend.

1 Data as determined by platform Brand Lift Study.

6

Tinder Product Roadmap Update
Tinder also continues to execute well on other components of its 2023 roadmap: (1) new product features to drive deeper user engagement; (2) improvements to the health of its ecosystem; and (3) additional monetization features, including the launch of a high-end membership experience, which is expected to launch in the fall.
Focus on Women’s Experience
The critical focus of Tinder’s product evolution is improving women’s user experience, which we believe is vital to reigniting top-of-funnel growth and driving long-term success. We believe women are looking for three key aspects in their experience with Tinder: relevancy, realness, and respect. Our roadmap initiatives aim to deliver all three.
To drive relevant experiences, Tinder has begun testing Just for You, a curated selection of high-quality profiles that we believe women are more likely to like and use the Swipe Right® feature on. Tinder is also working on adding more dynamic and interactive profile elements such as text prompts, quizzes, and polls, and improving content creation methods to enable a richer and more engaging user experience. We expect this set of features to be rolled out in late summer.

7

To improve realness, Tinder is deploying technology and new policies aimed at aggressively eliminating users who are solely on the app to target Tinder’s mass audience in order to re-direct its users to other social platforms. We believe this change will improve real matching for dating purposes and enhance overall user satisfaction. Additionally, Tinder recently released an AI-enabled update to its Photo Verification feature to require a series of video selfies instead of static photos to further improve realness on the app.
To help ensure that users are treated with respect, Tinder recently updated its ‘Does This Bother You?’ and ‘Are You Sure?’ features to include more phrases and terms that are classified as harmful or inappropriate. In addition, the team reintroduced Incognito Mode, which gives users control over who sees them while reviewing profiles on Tinder.
Ample Market Opportunity Remains
While Tinder is an iconic brand used by many, our data shows that approximately 40% of eligible singles age 18 to 34 in North America and Europe are still not using Tinder, and an additional approximately 35% have used Tinder previously, but not in the last year (“lapsed users”). This provides ample opportunity for Tinder to bring both singles who have never tried the app and lapsed users into the fold. Tinder has a strong history of reactivating lapsed users, and the large pool of lapsed users provides significant opportunity to increase reactivations. The way for Tinder to attract new and lapsed users is to deliver exciting features and a product experience that resonates. We’re confident that as Tinder does so, it can both return to stronger new user growth and reactivate the large population of lapsed users, which will ultimately drive revenue growth.

It is worth adding that less developed markets in APAC and other parts of the world are significantly underpenetrated by Tinder and other dating products. Tinder is by far the best-known brand in these markets. We believe that as Tinder continues to localize its product and focus on these markets, it can capture significant user growth. Given that some of these markets monetize at lower rates, the revenue generation opportunity is more limited than in developed markets. That said, we expect the large populations in many of these markets to provide a meaningful revenue opportunity over the coming decade, especially as social customs in the region evolve.
2 Source: Match Group Internal Survey (Q4 2022).

8

HINGE
Exceptional Momentum in Europe
Hinge has rapidly built traction as it continues its push through Europe. In March, Hinge was the second most downloaded dating app in the U.K. and remains a top three most downloaded dating app in many other key markets, including Germany and the Nordic countries. Hinge launched in France in January and by March had become the second most downloaded dating app in that market. Hinge plans to launch more targeted marketing efforts in Italy, Spain, and the Netherlands in Q2, though the app is already seeing a high level of downloads in these markets, driven by organic word-of-mouth.

3 Source: Sensor Tower. Combined downloads across both App Store and Google Play. Rank is among all dating apps, as defined by Match Group.
4 Source: MAU represents internal data; downloads represent Sensor Tower estimates across both App Store and Google Play.

9

Hinge Entry into New Markets Incremental to Match Group Growth
Through our portfolio approach, we aim to cater to all demographics and dating intents. Hinge focuses its efforts squarely on intentioned daters with an app that’s Designed to be Deleted®, while Tinder serves a broad audience that is open to a range of relationship possibilities. The distinct focuses are evident in the respective platforms. At Tinder, typical new user onboarding takes three to four minutes, while at Hinge the process can take more than 5x that.
As Hinge has grown in additional markets over the past few years, users have a new scaled dating option from which to choose. However, it is important to keep in mind that many singles are using, on average, three to four dating apps at any given time. In fact, based on an assessment of consumer survey data, we believe the vast majority of Tinder users who try Hinge remain active on Tinder, suggesting that Hinge usage is incremental as opposed to cannibalizing Tinder. Further, we estimate that approximately 10% of Tinder lapsed users are on Hinge.
Our data also shows that introducing Hinge in a market can lead to overall Match Group user growth, not simply a share shift among apps in the market. In markets where Hinge has recently entered, like France for example, downloads across both Tinder and Hinge have increased simultaneously, benefitting Match Group as a whole.

5 Source: Sensor Tower. Combined downloads across App Store and Google Play.

10

Monetization Update
In mid-February, Hinge launched new subscription tiers, HingeX™ and Hinge+™. The take rate for the premium HingeX tier remains consistent with our expectations at approximately 20% of new users.
The tiers are built to provide intentioned and motivated daters greater efficiency, compatibility, and control. Hinge’s data shows that Hinge+ subscribers are going on twice as many ‘great dates’, and HingeX subscribers are going on four times as many ‘great dates’, compared to non-subscribing users.
Hinge’s monetization growth has been fueled by a sizable and growing base of active users in English-speaking markets, which is now being supplemented by Hinge’s expansion into new markets across Europe. It is important to note that Hinge remains in the very early stages of its monetization journey and has significant further global expansion opportunities as well.

11

MATCH GROUP ASIA
At Hyperconnect®, we’ve been focused on product improvements at Azar, which drives the vast majority of Hyperconnect’s Direct Revenue. The team made significant enhancements to Azar’s matching algorithm and introduced a new monetization feature called Supermatch. These efforts have led to accelerating Y/Y Direct Revenue growth, and we’re optimistic Azar can maintain this momentum. Hyperconnect is also focused on improving profitability, with a 10% AOI margin target for 2023.
The Japanese dating market remains soft, but Pairs continues to make product advances and retain its leading position in that market. In March, Pairs was the only major dating app in the Japanese market to grow Y/Y revenue6, due to several initiatives and marketing efficiencies. Pairs recently appointed a new CEO to help the team innovate and prepare for the next phase of growth in the Japanese dating market.
EVERGREEN & EMERGING
Even though it’s only been a few months since we combined our Evergreen & Emerging (“E&E”) brands under one umbrella, we’re already pleased with the cross-brand collaboration and see significant opportunity to reduce duplicative efforts across brands and better leverage existing talent and systems. The team is analyzing how best to deploy our resources, and we expect to provide more details on our plans as the year progresses.
The E&E team sees continued growth opportunities in its Emerging brands, including Chipsa™, BLK®, and The League®, and has identified an opportunity for a new app in a large addressable market that Match Group currently does not directly serve. This new app is being developed by a team of passionate individuals from the Evergreen brands who we believe are well-positioned to address this large and growing demographic. We expect to launch our new app this summer, and are optimistic it will be superior to existing offerings in the space.
6 Source: Sensor Tower.

12

Financial Outlook
Capital Structure and Allocation
We’re fortunate to operate an economically resilient business with a fairly predictable revenue stream that is highly profitable and cash flow generative. Our capital allocation goal is to grow returns for our shareholders while appropriately investing in our business and maintaining our strong credit profile.
Since we became a fully independent company in mid-2020, we’ve targeted under 3.0x net leverage, which we continue to believe is the appropriate level of leverage for our company. Our trailing twelve-month net leverage currently sits at 3.0x.
We expect the company to generate approximately $800 million in free cash flow this year, with further growth over the coming years. Going forward, we expect to return at least half of our free cash flow to our shareholders. The remainder of our free cash flow will be deployed to drive organic growth, further strengthen our balance sheet, and make compelling acquisitions. If we can't find attractive ways to deploy the remaining free cash flow, we’ll return that cash to shareholders as well.
In consultation with our Board of Directors, we continually evaluate the optimal tools to return capital to our shareholders, including via share buybacks and/or dividends. We’re announcing today that our Board of Directors has approved a new share repurchase authorization of $1 billion that will replace the current authorization, which was nearly completed at the end of Q1. We expect to deploy this new authorization over the coming years, in a manner consistent with the approach stated above.
Financial Outlook
Q2 2023
For Q2, we expect Total Revenue of $805 to $815 million, up 1% to 3% Y/Y compared to Q2 '22. We expect FX to be a little more than a one-point Y/Y headwind to Total Revenue.
For Tinder, we expect Direct Revenue to be up low single digits Y/Y over Q2 ‘22, with FX representing a one-point Y/Y headwind. On a sequential basis, we expect Tinder Direct Revenue to be up low-to-mid single digits. We expect Tinder Payers to decline Y/Y, impacted by several ongoing trends and initiatives, particularly pricing optimizations. As mentioned earlier, Tinder extensively tested a number of price variants in the U.S. and ultimately selected a higher price point, which we expect will maximize revenue but cause a significant reduction in Payers. Tinder intends to test various price points internationally beginning in Q2.
At Hinge, we expect meaningfully accelerating Y/Y Direct Revenue growth in Q2 as the overall business momentum, the impact of the new subscription tiers, and the European expansion continue to deliver incremental revenue.
Across MG Asia, we expect moderating Y/Y declines in Direct Revenue at both Pairs and Hyperconnect, driven by ongoing initiatives and product improvements at each of the three apps. On an FXN basis, we expect MG Asia’s Direct Revenue to be essentially flat Y/Y.

Leverage is calculated utilizing the non-GAAP measure Adjusted Operating Income as the denominator. For a reconciliation of the non-GAAP measure for each period presented, see page 24.

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Within E&E, we expect similar Y/Y Direct Revenue trends as in the first quarter of 2023.
For Q2, we expect AOI of $275 to 280 million, with a margin of 34% at the mid-point of the range.
We expect to increase marketing spend Y/Y, driven by increases at Tinder to fund its ongoing brand campaign, at Hinge as it continues to expand into new markets, at The League, and at our new dating app which we plan to launch this summer. We expect to incur approximately $4 million in severance and similar costs in Q2. As has been the case for the past several quarters, we will continue to be judicious with spending across the remainder of the business.

	Total Revenue	Adjusted Operating Income
Q2 2023	$805 to $815 million	$275 to $280 million
FY 2023
As we start to see the benefits of the work at Tinder, we remain confident that the Company’s Total Revenue and Tinder Direct Revenue can both exit 2023 with double digit Y/Y growth. The lower than initially expected first half of 2023 business performance may contribute to full year Match Group Total Revenue and Tinder Direct Revenue growth rates closer to the low end of our previously communicated ranges of 5% to 10% Y/Y. That said, we’ve already seen improved momentum in April and there are numerous initiatives that are in flight that could drive incremental growth this year, so we are eager to see how those progress. Note that we estimate $17 million more of Y/Y FX headwinds for Q2 to Q4 than we anticipated at the time of our last earnings call.
We also remain committed to delivering flat or better AOI margins for the full year.

See reconciliations of GAAP to non-GAAP measures starting on page 24.

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Conference Call
Match Group will audiocast a conference call to answer questions regarding its first quarter financial results on Wednesday, May 3, 2023 at 8:30 a.m. Eastern Time. This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Match Group’s business. The live audiocast will be open to the public on Match Group’s investor relations website at https://ir.mtch.com.

15

Financial Results
Revenue and Key Drivers

	Three Months Ended March 31,
	2023	2022	Change

	(In thousands, except RPP)
Revenue
Direct Revenue:
Americas	$405,927	$399,978	1%
Europe	212,516	215,328	(1)%
APAC and Other	155,995	168,527	(7)%
Total Direct Revenue	774,438	783,833	(1)%
Indirect Revenue	12,686	14,798	(14)%
Total Revenue	$787,124	$798,631	(1)%

Direct Revenue
Tinder	$441,146	$441,005	—%
Hinge	82,753	64,963	27%
MG Asia	75,661	87,209	(13)%
Evergreen and Emerging	174,878	190,656	(8)%
Total Direct Revenue	$774,438	$783,833	(1)%

Payers
Americas	7,989	8,159	(2)%
Europe	4,397	4,732	(7)%
APAC and Other	3,488	3,443	1%
Total Payers	15,874	16,334	(3)%

Revenue Per Payer (“RPP”)
Americas	$16.94	$16.34	4%
Europe	$16.11	$15.17	6%
APAC and Other	$14.91	$16.32	(9)%
Total RPP	$16.26	$16.00	2%

16

Operating Income and Adjusted Operating Income

	Three Months Ended March 31,
	2023	2022	Change

	(In thousands)
Operating Income	$198,289	$207,818	(5)%
Operating Income Margin	25%	26%	(0.8) points
Adjusted Operating Income	$262,521	$273,303	(4)%
Adjusted Operating Income Margin	33%	34%	(0.9) points

Operating Costs and Expenses

	Q1 2023	% of Revenue	Q1 2022	% of Revenue	Change

	(In thousands)
Cost of revenue	$240,010	30%	$236,236	30%	2%
Selling and marketing expense	137,359	17%	151,888	19%	(10)%
General and administrative expense	90,611	12%	100,705	13%	(10)%
Product development expense	98,186	12%	78,794	10%	25%
Depreciation	10,552	1%	10,497	1%	1%
Amortization of intangibles	12,117	2%	12,693	2%	(5)%
Total operating costs and expenses	$588,835	75%	$590,813	74%	—%

17

Liquidity and Capital Resources
During the three months ended March 31, 2023, we generated operating cash flow of $120 million and Free Cash Flow of $101 million, both of which were impacted by the timing of a cash receipt.
During the quarter ended March 31, 2023, we repurchased 2.6 million shares of our common stock for $113 million on a trade date basis at an average price of $42.92. On April 28, 2023, the Board of Directors approved a new program for the repurchase of up to $1.0 billion in aggregate value of shares of Match Group stock, which replaced the existing share repurchase program.
As of March 31, 2023, we had $578 million in cash and cash equivalents and short-term investments and $3.9 billion of long-term debt, $3.5 billion of which is fixed rate debt, including $1.2 billion of Exchangeable Senior Notes. Our $750 million revolving credit facility was undrawn as of March 31, 2023. Match Group’s trailing twelve-month leverage7 as of March 31, 2023 is 3.5x on a gross basis and 3.0x on a net basis.
Income Taxes
We recorded an income tax provision of $42 million, a tax rate of 26%, for the first quarter of 2023. The tax rate is higher than the U.S. federal statutory rate primarily due to a lower stock price on the date stock-based awards vested compared to the stock price used to determine the fair value of such awards at their grant date, partially offset by a lower tax rate on U.S. income derived from foreign sources. The income tax benefit of $7 million in the first quarter of 2022 was primarily driven by excess tax benefits generated by the exercise or vesting of stock-based awards.
7 Leverage is calculated utilizing the non-GAAP measure Adjusted Operating Income as the denominator. For a reconciliation of the non-GAAP measure for each period presented, see page 24.

18

GAAP Financial Statements
Consolidated Statement of Operations

	Three Months Ended March 31,
	2023	2022

	(In thousands, except per share data)
Revenue	$787,124	$798,631
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	240,010	236,236
Selling and marketing expense	137,359	151,888
General and administrative expense	90,611	100,705
Product development expense	98,186	78,794
Depreciation	10,552	10,497
Amortization of intangibles	12,117	12,693
Total operating costs and expenses	588,835	590,813
Operating income	198,289	207,818
Interest expense	(39,351)	(34,896)
Other income, net	3,392	818
Earnings before income taxes	162,330	173,740
Income tax (provision) benefit	(41,639)	6,867
Net earnings	120,691	180,607
Net loss (earnings) attributable to noncontrolling interests	118	(74)
Net earnings attributable to Match Group, Inc. shareholders	$120,809	$180,533

Net earnings per share attributable to Match Group, Inc. shareholders:
Basic	$0.43	$0.63
Diluted	$0.42	$0.60

Basic shares outstanding	279,260	284,459
Diluted shares outstanding	296,650	306,902

Stock-based compensation expense by function:
Cost of revenue	$1,317	$1,549
Selling and marketing expense	1,913	1,653
General and administrative expense	13,117	23,899
Product development expense	25,216	15,194
Total stock-based compensation expense	$41,563	$42,295

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Consolidated Balance Sheet

	March 31, 2023	December 31, 2022

	(In thousands)
ASSETS
Cash and cash equivalents	$569,879	$572,395
Short-term investments	8,448	8,723
Accounts receivable, net	256,876	191,940
Other current assets	115,726	109,327
Total current assets	950,929	882,385

Property and equipment, net	187,295	176,136
Goodwill	2,316,983	2,348,366
Intangible assets, net	340,078	357,747
Deferred income taxes	263,933	276,947
Other non-current assets	144,691	141,183
TOTAL ASSETS	$4,203,909	$4,182,764

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current maturities of long-term debt, net	$—	$—
Accounts payable	14,393	13,699
Deferred revenue	255,712	252,718
Accrued expenses and other current liabilities	282,261	289,937
Total current liabilities	552,366	556,354

Long-term debt, net	3,837,322	3,835,726
Income taxes payable	11,437	13,282
Deferred income taxes	30,438	32,631
Other long-term liabilities	106,864	103,652

Redeemable noncontrolling interest	—	—

Commitment and contingencies

SHAREHOLDERS’ EQUITY
Common stock	288	287
Additional paid-in capital	8,325,631	8,273,637
Retained deficit	(7,661,759)	(7,782,568)
Accumulated other comprehensive loss	(403,623)	(369,182)
Treasury stock	(595,055)	(482,049)
Total Match Group, Inc. shareholders’ equity	(334,518)	(359,875)
Noncontrolling interests	—	994
Total shareholders’ equity	(334,518)	(358,881)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,203,909	$4,182,764

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Consolidated Statement of Cash Flows

	Three Months Ended March 31,
	2023	2022

	(In thousands)
Cash flows from operating activities:
Net earnings	$120,691	$180,607
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock-based compensation expense	41,563	42,295
Depreciation	10,552	10,497
Amortization of intangibles	12,117	12,693
Deferred income taxes	11,711	(14,828)
Other adjustments, net	2,237	993
Changes in assets and liabilities
Accounts receivable	(65,728)	6,144
Other assets	(1,282)	27,074
Accounts payable and other liabilities	(34,427)	(24,868)
Income taxes payable and receivable	19,788	(9,957)
Deferred revenue	3,165	1,867
Net cash provided by operating activities	120,387	232,517
Cash flows from investing activities:
Capital expenditures	(19,843)	(17,657)
Other, net	53	2,997
Net cash used in investing activities	(19,790)	(14,660)
Cash flows from financing activities:
Payments to settle exchangeable notes	—	(47,677)
Proceeds from the settlement of exchangeable note hedges	—	32,058
Proceeds from issuance of common stock pursuant to stock-based awards	11,198	6,304
Withholding taxes paid on behalf of employees on net settled stock-based awards	(2,051)	(96,969)
Purchase of treasury stock	(112,502)	—
Purchase of noncontrolling interests	(1,577)	(10,329)
Net cash used in financing activities	(104,932)	(116,613)
Total cash (used) provided	(4,335)	101,244
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	1,820	(4,197)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(2,515)	97,047
Cash, cash equivalents, and restricted cash at beginning of period	572,516	815,512
Cash, cash equivalents, and restricted cash at end of period	$570,001	$912,559

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Earnings Per Share
The following tables set forth the computation of the basic and diluted earnings per share attributable to Match Group shareholders:

	Three Months Ended March 31,
	2023		2022
	Basic	Diluted	Basic	Diluted

	(In thousands, except per share data)
Numerator
Net earnings	$120,691	$120,691	$180,607	$180,607
Net loss (earnings) attributable to noncontrolling interests	118	118	(74)	(74)
Impact from subsidiaries’ dilutive securities	—	(30)	—	(98)
Interest on dilutive Exchangeable Senior Notes, net of tax	—	3,179	—	3,339
Net earnings attributable to Match Group, Inc. shareholders	$120,809	$123,958	$180,533	$183,774

Denominator
Weighted average basic shares outstanding	279,260	279,260	284,459	284,459
Dilutive securities	—	3,993	—	7,116
Dilutive shares from Exchangeable Senior Notes, if-converted	—	13,397	—	15,327
Denominator for earnings per share—weighted average shares	279,260	296,650	284,459	306,902

Earnings per share:
Earnings per share attributable to Match Group, Inc. shareholders	$0.43	$0.42	$0.63	$0.60

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Trended Metrics

	2021				2022				2023	Year Ended December 31,
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	2020	2021	2022

Revenue (in millions, rounding differences may occur)
Direct Revenue
Americas	$344.3	$374.4	$393.6	$399.8	$400.0	$408.7	$413.8	$406.6	$405.9	$1,248.0	$1,512.1	$1,629.1
Europe	189.1	196.5	217.7	218.5	215.3	208.5	214.8	210.3	212.5	680.1	821.8	848.9
APAC and Other	121.9	123.4	174.4	169.3	168.5	163.0	166.6	154.2	156.0	416.6	589.0	652.3
Total Direct Revenue	655.2	694.3	785.7	787.6	783.8	780.2	795.1	771.1	774.4	2,344.7	2,922.9	3,130.2
Indirect Revenue	12.4	13.4	16.1	18.4	14.8	14.4	14.4	15.1	12.7	46.5	60.4	58.6
Total Revenue	$667.6	$707.8	$801.8	$806.1	$798.6	$794.5	$809.5	$786.2	$787.1	$2,391.3	$2,983.3	$3,188.8

Payers (in thousands)
Americas	7,595	7,901	8,309	8,230	8,159	8,225	8,233	8,059	7,989	7,113	8,009	8,169
Europe	4,255	4,332	4,710	4,660	4,732	4,564	4,648	4,451	4,397	4,028	4,489	4,599
APAC and Other	2,567	2,736	3,284	3,359	3,443	3,606	3,667	3,555	3,488	2,409	2,987	3,568
Total Payers	14,417	14,969	16,303	16,249	16,334	16,395	16,548	16,065	15,874	13,550	15,485	16,336

RPP
Americas	$15.11	$15.79	$15.79	$16.19	$16.34	$16.56	$16.75	$16.81	$16.94	$14.62	$15.73	$16.62
Europe	$14.81	$15.12	$15.41	$15.63	$15.17	$15.23	$15.40	$15.75	$16.11	$14.07	$15.25	$15.38
APAC and Other	$15.83	$15.03	$17.71	$16.80	$16.32	$15.06	$15.14	$14.46	$14.91	$14.41	$16.43	$15.24
Total RPP	$15.15	$15.46	$16.06	$16.16	$16.00	$15.86	$16.02	$16.00	$16.26	$14.42	$15.73	$15.97

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Reconciliations of GAAP to Non-GAAP Measures
Reconciliation of Net Earnings to Adjusted Operating Income

	Three Months Ended March 31,
	2023	2022

	(Dollars in thousands)
Net earnings attributable to Match Group, Inc. shareholders	$120,809	$180,533
Add back:
Net (loss) earnings attributable to noncontrolling interests	(118)	74
Income tax provision (benefit)	41,639	(6,867)
Other income, net	(3,392)	(818)
Interest expense	39,351	34,896
Operating income	198,289	207,818
Stock-based compensation expense	41,563	42,295
Depreciation	10,552	10,497
Amortization of intangibles	12,117	12,693
Adjusted Operating Income	$262,521	$273,303

Revenue	$787,124	$798,631
Operating income margin	25%	26%
Adjusted Operating Income margin	33%	34%
Reconciliation of Net Earnings to Adjusted Operating Income used in Leverage Ratios

	Twelve months ended
	6/30/2020	12/31/2020	6/30/2021	12/31/2021	6/30/2022	12/31/2022	3/31/2023

	(In thousands)
Net earnings attributable to Match Group, Inc. shareholders	$116,520	$162,329	$605,387	$277,723	$111,253	$361,946	$302,222
Add back:
Net loss (earnings) attributable to noncontrolling interests	115,341	59,280	(1,754)	(1,169)	(834)	(2,027)	(2,219)
Loss (earnings) from discontinued operations, net of tax	340,259	366,070	(1,017)	(509)	—	2,211	2,211
Income tax provision (benefit)	9,592	43,273	74,192	(19,897)	(54,385)	15,361	63,867
Other (income) expense, net	(18,188)	(15,861)	7,077	465,038	457,255	(8,033)	(10,607)
Interest expense	126,027	130,624	128,036	130,493	136,955	145,547	150,002
Operating Income	689,551	745,715	811,921	851,679	650,244	515,005	505,476
Stock-based compensation expense	83,024	102,268	131,468	146,816	171,366	203,880	203,148
Depreciation	36,373	41,271	42,726	41,402	42,869	43,594	43,649
Impairment and amortization of intangibles	14,707	7,525	1,177	28,559	270,336	366,257	365,681
Adjusted Operating Income	$823,655	$896,779	$987,292	$1,068,456	$1,134,815	$1,128,736	$1,117,954

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Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended March 31,
	2023	2022

	(In thousands)
Net cash provided by operating activities	$120,387	$232,517
Capital expenditures	(19,843)	(17,657)
Free Cash Flow	$100,544	$214,860
Reconciliation of Forecasted Operating Income to Adjusted Operating Income

Three Months Ended June 30, 2023

(In millions)
Operating Income	$195 to $200
Stock-based compensation expense	60
Depreciation and amortization of intangibles	20
Adjusted Operating Income	$275 to $280

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Reconciliation of GAAP Revenue to Non-GAAP Revenue, Excluding Foreign Exchange Effects

	Three Months Ended March 31,
	2023	$ Change	% Change	2022

	(Dollars in millions, rounding differences may occur)
Revenue, as reported	$787.1	$(11.5)	(1)%	$798.6
Foreign exchange effects	34.6
Revenue, excluding foreign exchange effects	$821.7	$23.1	3%	$798.6

Total Direct Revenue, as reported	$774.4	$(9.4)	(1)%	$783.8
Foreign exchange effects	34.2
Total Direct Revenue, excluding foreign exchange effects	$808.6	$24.8	3%	$783.8

Americas Direct Revenue, as reported	$405.9	$5.9	1%	$400.0
Foreign exchange effects	4.0
Americas Direct Revenue, excluding foreign exchange effects	$409.9	$9.9	2%	$400.0

Europe Direct Revenue, as reported	$212.5	$(2.8)	(1)%	$215.3
Foreign exchange effects	13.0
Europe Direct Revenue, excluding foreign exchange effects	$225.5	$10.2	5%	$215.3

APAC and Other Direct Revenue, as reported	$156.0	$(12.5)	(7)%	$168.5
Foreign exchange effects	17.2
APAC and Other Direct Revenue, excluding foreign exchange effects	$173.2	$4.7	3%	$168.5

Tinder Direct Revenue, as reported	$441.1	$0.1	—%	$441.0
Foreign exchange effects	19.7
Tinder Direct Revenue, excluding foreign exchange effects	$460.8	$19.8	4%	$441.0

Hinge Direct Revenue, as reported	$82.8	$17.8	27%	$65.0
Foreign exchange effects	1.6
Hinge Direct Revenue, excluding foreign exchange effects	$84.4	$19.4	30%	$65.0

MG Asia Direct Revenue, as reported	$75.7	$(11.5)	(13)%	$87.2
Foreign exchange effects	9.0
MG Asia Direct Revenue, excluding foreign exchange effects	$84.7	$(2.5)	(3)%	$87.2

E&E Direct Revenue, as reported	$174.9	$(15.8)	(8)%	$190.7
Foreign exchange effects	3.9
E&E Direct Revenue, excluding foreign exchange effects	$178.8	$(11.9)	(6)%	$190.7

All other brands excluding Tinder Direct Revenue, as reported	$333.3	$(9.5)	(3)%	$342.8
Foreign exchange effects	14.5
All other brands excluding Tinder Direct Revenue, excluding foreign exchange effects	$347.8	$5.0	1%	$342.8

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Reconciliation of GAAP Revenue to Non-GAAP Revenue, Excluding Foreign Exchange Effects (Revenue Per Payer)

	Three Months Ended March 31,
	2023	$ Change	% Change	2022

RPP, as reported	$16.26	$0.26	2%	$16.00
Foreign exchange effects	0.72
RPP, excluding foreign exchange effects	$16.98	$0.98	6%	$16.00

Americas RPP, as reported	$16.94	$0.60	4%	$16.34
Foreign exchange effects	0.16
Americas RPP, excluding foreign exchange effects	$17.10	$0.76	5%	$16.34

Europe RPP, as reported	$16.11	$0.94	6%	$15.17
Foreign exchange effects	0.99
Europe RPP, excluding foreign exchange effects	$17.10	$1.93	13%	$15.17

APAC and Other RPP, as reported	$14.91	$(1.41)	(9)%	$16.32
Foreign exchange effects	1.64
APAC and Other RPP, excluding foreign exchange effects	$16.55	$0.23	1%	$16.32

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Dilutive Securities
Match Group has various tranches of dilutive securities. The table below details these securities and their potentially dilutive impact (shares in millions; rounding differences may occur).

	Average Exercise Price	4/28/2023
Share Price		$36.90
Absolute Shares		278.5

Equity Awards
Options	$15.73	1.4
RSUs and subsidiary denominated equity awards		10.2
Total Dilution - Equity Awards		11.7
Outstanding Warrants
Warrants expiring on September 15, 2026 (6.6 million outstanding)	$134.76	—
Warrants expiring on April 15, 2030 (6.8 million outstanding)	$134.82	—
Total Dilution - Outstanding Warrants		—

Total Dilution		11.7
% Dilution		4.0%
Total Diluted Shares Outstanding		290.1
______________________
The dilutive securities presentation above is calculated using the methods and assumptions described below; these are different from GAAP dilution, which is calculated based on the treasury stock method.
Options — The table above assumes the option exercise price is used to repurchase Match Group shares.
RSUs and subsidiary denominated equity awards — The table above assumes RSUs are fully dilutive. All performance-based and market-based awards reflect the expected shares that will vest based on current performance or market estimates. The table assumes no change in the fair value estimate of the subsidiary denominated equity awards from the values used for GAAP purposes at March 31, 2023.
Exchangeable Senior Notes — The Company has two series of Exchangeable Senior Notes outstanding. In the event of an exchange, each series of Exchangeable Senior Notes can be settled in cash, shares, or a combination of cash and shares. At the time of each Exchangeable Senior Notes issuance, the Company purchased call options with a strike price equal to the exchange price of each series of Exchangeable Senior Notes (“Note Hedge”), which can be used to offset the dilution of each series of the Exchangeable Senior Notes. No dilution is reflected in the table above for any of the Exchangeable Senior Notes because it is the Company’s intention to settle the Exchangeable Senior Notes with cash equal to the face amount of the notes; any shares issued would be offset by shares received upon exercise of the Note Hedge.
Warrants — At the time of the issuance of each series of Exchangeable Senior Notes, the Company also sold warrants for the number of shares with the strike prices reflected in the table above. The cash generated from the exercise of the warrants is assumed to be used to repurchase Match Group shares and the resulting net dilution, if any, is reflected in the table above.

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Non-GAAP Financial Measures
Match Group reports Adjusted Operating Income, Adjusted Operating Income Margin, Free Cash Flow, and Revenue Excluding Foreign Exchange Effects, all of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). The Adjusted Operating Income, Adjusted Operating Income Margin, and Free Cash Flow measures are among the primary metrics by which we evaluate the performance of our business, on which our internal budget is based and by which management is compensated. Revenue Excluding Foreign Exchange Effects provides a comparable framework for assessing the performance of our business without the effect of exchange rate differences when compared to prior periods. We believe that investors should have access to the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Match Group endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which we describe below. Interim results are not necessarily indicative of the results that may be expected for a full year.
Definitions of Non-GAAP Measures
Adjusted Operating Income is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, as applicable. We believe Adjusted Operating Income is useful to analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted Operating Income measure because they are non-cash in nature. Adjusted Operating Income has certain limitations because it excludes certain expenses.
Adjusted Operating Income Margin is defined as Adjusted Operating Income divided by revenues. We believe Adjusted Operating Income Margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted Operating Income margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.
Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.
We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash – but our primary valuation metric is Adjusted Operating Income.
Revenue Excluding Foreign Exchange Effects is calculated by translating current period revenues using prior period exchange rates. The percentage change in Revenue Excluding Foreign Exchange Effects is calculated by determining the change in current period revenues over prior period revenues where current period revenues are translated using prior period exchange rates. We believe the impact of foreign exchange rates on Match Group, due to its global reach, may be an important factor in understanding period over period comparisons if movement in rates is significant. Since our results are reported in U.S. dollars, international revenues are favorably impacted as the U.S. dollar weakens relative to other currencies, and unfavorably impacted as the U.S. dollar strengthens relative to other currencies. We believe the presentation of revenue excluding foreign exchange effects in addition to reported revenue helps improve the ability to understand Match Group’s performance because it excludes the impact of foreign currency volatility that is not indicative of Match Group’s core operating results.

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Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures
Stock-based compensation expense consists principally of expense associated with the grants of stock options, RSUs, performance-based RSUs and market-based awards. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). To the extent stock-based awards are settled on a net basis, we remit the required tax-withholding amounts from our current funds.
Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.
Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, trade names and technology, are valued and amortized over their estimated lives. Value is also assigned to (i) acquired indefinite-lived intangible assets, which consist of trade names and trademarks, and (ii) goodwill, which are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.
Additional Definitions
Americas includes North America, Central America, South America, and the Caribbean islands.
Europe includes continental Europe, the British Isles, Iceland, Greenland, and Russia, but excludes Turkey (which is included in APAC and Other).
APAC and Other includes Asia, Australia, the Pacific islands, the Middle East, and Africa.
Match Group Asia (“MG Asia”) consists of the brands primarily focused on Asia including Pairs, Azar, and Hakuna.
Evergreen & Emerging (“E&E”) consists primarily of the brands Match, Meetic, OkCupid, Plenty of Fish, BLK, Chispa, and The League.
Direct Revenue is revenue that is received directly from end users of our services and includes both subscription and à la carte revenue.
Indirect Revenue is revenue that is not received directly from end users of our services, substantially all of which is advertising revenue.
Payers are unique users at a brand level in a given month from whom we earned Direct Revenue. When presented as a quarter-to-date or year-to-date value, Payers represents the average of the monthly values for the respective period presented. At a consolidated level, duplicate Payers may exist when we earn revenue from the same individual at multiple brands in a given month, as we are unable to identify unique individuals across brands in the Match Group portfolio.
Revenue Per Payer (“RPP”) is the average monthly revenue earned from a Payer and is Direct Revenue for a period divided by the Payers in the period, further divided by the number of months in the period.
Leverage on a gross basis is calculated as principal debt balance divided by Adjusted Operating Income for the period referenced.
Leverage on a net basis is calculated as principal debt balance less cash and cash equivalents and short-term investments divided by Adjusted Operating Income for the period referenced.

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Other Information
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This letter and our conference call, which will be held at 8:30 a.m. Eastern Time on May 3, 2023, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are “forward looking statements.” The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: Match Group’s future financial performance, Match Group’s business prospects and strategy, anticipated trends, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: competition, our ability to maintain user rates on our higher monetizing services, our ability to attract users to our services through cost-effective marketing and related efforts, foreign currency exchange rate fluctuations, our ability to distribute our services through third parties and offset related fees, the integrity and scalability of our systems and infrastructure (and those of third parties) and our ability to adapt ours to changes in a timely and cost-effective manner, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, risks relating to certain of our international operations and acquisitions, certain risks relating to our relationship with IAC post-separation, the impact of the outbreak of pandemics such as the COVID-19 coronavirus, the risks inherent in separating Match Group from IAC, including uncertainties related to, among other things, the tax treatment of the transaction, uncertainties related to the acquisition of Hyperconnect, including, among other things, the expected benefits of the transaction, any litigation arising out of or relating to the transaction, and the impact of the transaction on the businesses of Match Group, and inflation and other macroeconomic conditions. Certain of these and other risks and uncertainties are discussed in Match Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Match Group’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Match Group management as of the date of this letter. Match Group does not undertake to update these forward-looking statements.
About Match Group
Match Group (NASDAQ: MTCH), through its portfolio companies, is a leading provider of digital technologies designed to help people make meaningful connections. Our global portfolio of brands includes Tinder®, Hinge®, Match®, Meetic®, OkCupid®, Pairs™, PlentyOfFish®, Azar®, Hakuna®, and more, each built to increase our users’ likelihood of connecting with others. Through our trusted brands, we provide tailored services to meet the varying preferences of our users. Our services are available in over 40 languages to our users all over the world.
Contact Us

Tanny Shelburne Match Group Investor Relations ir@match.com	Justine Sacco Match Group Corporate Communications matchgroupPR@match.com

Match Group 8750 North Central Expressway, Suite 1400, Dallas, TX 75231, (214) 576-9352 https://mtch.com

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